Exhibit 99.2
                                                                      FORT JAMES
News Release

Richmond Media Contact:       Green Bay Media Contact:      Financial Contact:
Dick Elder                    Clifford A. Bowers            Celeste Gunter
(804) 343-4785                (414) 435-2281                (804) 649-4307


                     FORT JAMES CORPORATION COMPLETES MERGER
          INTERNATIONAL CONSUMER PRODUCTS COMPANY UNVEILS NEW IDENTITY

         CHICAGO--Aug.   13,  1997--Fort  James  Corporation,  an  international
consumer products company, announced today the completion of the merger between James River Corporation and Fort Howard Corporation and said trading will begin under the FJ symbol on the New York Stock Exchange tomorrow. The company also unveiled its corporate identity and announced the location of its executive headquarters in suburban Chicago.
         "We are delighted that the merger has been completed rapidly, and we are eager to move ahead to realize the opportunities before us," said Miles L. Marsh, chairman and chief executive officer of Fort James. "We are determined that Fort James will be one of the best-performing consumer products companies in the world, excelling in product innovation, responsive service to our customers and value creation for our shareholders."
         Stockholders of Fort Howard and James River approved the merger Tuesday, and regulatory clearance has been received in both the United States and Europe. Fort James will replace James River in the Standard & Poor's 500 Index, where it will be included in the household products (non-durables) industry group.
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         Fort James  will  benefit  from the  complementary  strengths  of James
River's strong retail brands and marketing skills and Fort Howard's low-cost manufacturing base and leadership in commercial products. With geographic reach across North America and Europe and a fiber supply that is uniquely balanced between virgin and recycled, Fort James is ideally positioned for efficient distribution, low-cost production and long-term growth.
         The new corporate logo is comprised of the name Fort James in bold capitalized letters, and a symbol representing two birds flying in harmony. The two birds share a wing, suggesting balance and partnership. The configuration of the birds shows a strong sense of purpose and direction, with a focused goal orientation. The symbol itself is created from a paper puzzle game known as Tangram, communicating Fort James' ability to act with innovation, imagination and flexibility in the paper-based consumer products business.
         "The interlocking birds symbolize our company's focus on building partnerships with our customers and suppliers," said Michael T. Riordan, president and chief operating officer of Fort James. "The Tangram image connotes our ability to be problem solvers, developing creative solutions to meet our customers' needs."
         Fort James also announced that the company has chosen a building currently under construction at 1650 Lake Cook Road in Deerfield, Ill., to be the company's executive headquarters. Approximately 250 employees will move into the building beginning early in 1998.
         The new company, whose annual sales will be in excess of $7 billion, is expected to realize operating cost savings estimated to total at least $150 million in 1998, increasing to at least $200 million per year over time. It will pay an initial quarterly cash dividend of $.15 per share.

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         Fort James is a preeminent  international  consumer  products  company, serving consumers at home with paper towels, napkins, plates and cups for the kitchen, and bath and facial tissue products for the bathroom. Fort James also offers tissue, towels, and napkins for the away-from-home market as well as commercial foodservice products. The company's popular brands include BRAWNY, QUILTED NORTHERN, VANITY FAIR, DIXIE, MARDI GRAS, GREEN FOREST, SOFT 'N GENTLE and SO-DRI in North America and LOTUS, TENDERLY, KITTENSOFT and COLHOGAR in Europe.
         Fort James also produces folding cartons used to package foods and pharmaceuticals, and communications papers including printing and publishing papers and office printing and copying papers.
         Fort James has approximately 30,000 employees and more than 65 manufacturing facilities in the United States, Canada and 12 European countries.

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For  additional  information,  media  contacts  are Dick  Elder in  Richmond  at
804-343-4785 or Clifford Bowers in Green Bay at 414-435-8821; financial contact is Celeste Gunter at 804-649-4307, all of Fort James; or visit the Fort James website at www.fortjames.com.